Exhibit 10.92

PEABODY ENERGY CORPORATION
Executive Severance Plan

1.
Purpose. The purpose of the Peabody Energy Corporation Executive Severance Plan (the “Plan”) is to assist certain officers and executives of Peabody Energy Corporation (the “Company”) in making a successful transition upon termination of employment by the Company without Cause, or by the executive for Good Reason (as such terms are defined in the Plan).

2.	Definitions. For purposes of this Plan, the following words and phrases, whether or not capitalized, have the meanings specified below:

2.1    “Administrator” has the meaning set forth in Section 3.

2.2	“Base Salary” means the base salary of a Participant as of the last day of his or her employment with the Company.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Bonus” means the actual annual cash bonus awards paid to a Participant.

2.5    “Cause” has the meaning set forth in Section 4.1.

2.6    “Change in Control” means any one of the following:

(a)     any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(b)
during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) or (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least three-fourths (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)
the consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); or

(d)
the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.

As used in herein, “Person” (including a “group”), has the meaning as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of
1934, as amended (or any successor section thereto).

2.7	“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any successor thereto.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto.

2.9    “Committee” means the Compensation Committee of the Board.

2.10    “Company” means Peabody Energy Corporation, and any successor.

2.11    “Continuation Benefits” has the meaning set forth in Section 7.2.

2.12
“Disability” means a Participant’s absence from the full-time performance of the Participant’s duties pursuant to a reasonable determination made in accordance with the Company’s long-term disability plan that the Participant is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.

2.13    “Eligible Executive” has the meaning set forth in Section 4.

2.14    “Good Reason” has the meaning set forth in Section 4.2.

2.15	“Long-Term Incentive Awards” means equity-based compensation awards under the Company’s equity incentive plan(s).

2.16    “Participant” has the meaning set forth in Section 4.

2.17	“Participation Agreement” means the Participation Agreement attached hereto as Exhibit A.

2.18	“Plan” means this Peabody Energy Executive Severance Plan, as described in this document and as amended from time to time.

2.19
“Reference Bonus” means the annual average of the actual Bonus awards (including any deferred Bonus) paid to the Participant for the three (3) calendar years preceding the Participant’s termination of employment; or, if the Participant has not been employed long enough to have been paid a Bonus for three (3) calendar years, the average of the actual Bonus awards (including any deferred Bonus) paid to the Participant for the number of full calendar years the Participant was employed by the Company; or, if the Participant has been employed less than one full calendar year, the actual Bonus award (including any deferred Bonus) paid to the Participant on an annualized basis.

2.20    “Release” has the meaning set forth in Section 8.

2.21	“Severance Payment” has the meaning set forth in Section 7.1

2.22
“Severance Period” means, with respect to each Participant, a number of full or partial years beginning on the date the Participant’s employment is terminated, which number shall be equal to the number by which the Participant’s Base Salary is multiplied for purposes of calculating the Participant’s Severance Payment pursuant to Section 7.1.

3.
Administration. The Plan shall be administered by the Board or the Committee, as determined by the Board (the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

4.
Eligibility; Certain Conditions to Payment. Eligibility under the Plan is limited to certain executives and officers of the Company who are employed in full-time positions in the Company’s businesses located in the U.S. having the title of Group Executive and above and certain other key employees (“Eligible Executives”). The Administrator in its sole discretion will select and notify those Eligible Executives who will participate in the Plan (“Participants”). Subject to the provisions of this Plan, Participants shall receive the Severance Payment and Continuation Benefits described in this Plan if the Participant’s employment with the Company is terminated by the Company for a reason other than Cause, Disability or death, or by the Participant for Good Reason. The provisions of this Plan shall not apply to any officer or executive who is covered by a written employment agreement.

4.1    Cause. For purposes of this Plan, the term “Cause” means:

(a)
any willful fraud or dishonesty of the Participant that can reasonably be expected to have a detrimental effect on (i) the reputation or business of the Company or any of its subsidiaries or affiliates or (ii) the Participant’s reputation or performance of his duties to the Company or any of its subsidiaries or affiliates;

(b)
a willful refusal or failure of the Participant to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company;

(c)
the Participant’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability);

(d)
the Participant’s conviction of, or plea of nolo contendere (i) to any felony; or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or

(e)
the Participant’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Participant’s employment with the Company, after being instructed to cooperate by the Chairman and/or Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation;

provided that with respect to clause (b) or (c) above, the Participant shall have fifteen (15) business days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by the Company. If the Participant cures the conduct that is the basis for the potential termination for Cause within such period, the Company’s notice of termination shall be deemed withdrawn.

4.2    Good Reason. For purposes of this Plan, the term “Good Reason” means:

(a)
a reduction, other than a reduction that generally affects all similarly- situated executives and does not exceed ten percent (10%) in one year or twenty percent (20%) in the aggregate over three (3) consecutive years, by the Company in the Participant’s Base Salary from that in effect immediately prior to the reduction (in which event the Severance Payment shall be calculated based on the Participant’s Base Salary in effect immediately prior to any such reduction);

(b)
a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Participant’s Bonus opportunity and maximum Bonus opportunity from those in effect immediately prior to any such reduction (in which event any portion of the Severance Payment that relates to Bonus shall be calculated based on the Bonus in effect immediately prior to any such reduction);

(c)
relocation, other than through mutual agreement between the Company and Participant or a secondment or temporary relocation for a finite period of time, of the Participant’s primary office by more than 50 miles from the location of the Participant’s primary office as of the date the Participant becomes a Participant in the Plan;

(d)	any material diminution or material adverse change in the Participant’s duties or responsibilities as they exist as of the date the Participant becomes a Participant in the Plan; or

(e)
any modification or amendment of this Plan within two (2) years following a Change in Control that decreases the Severance Payment payable to any Participant or that makes any provision materially less favorable for any Participant;

provided, that if the Participant terminates his employment for Good Reason, the Participant shall provide written notice to the Company at least forty-five (45) days in advance of the date of termination, such notice shall describe the conduct the Participant believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days after receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, the Participant’s notice of termination shall be deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 4.2 within ninety (90) days after an event giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived.

5.
Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of the any Long-Term Incentive Awards, which shall be governed by the terms and conditions set forth in the equity incentive plan(s) and separate written grant agreements.

6.
Notice. The Company or any Participant may terminate the Participant’s employment at any time for any reason by delivery of notice to the other party at least thirty (30) days and, in the case of notice from the Company to the Participant, no more than sixty (60) days in advance of the date of termination; provided that if the Company terminates the Participant’s employment for Cause under clauses (a), (d) or (e) of Section 4.1, no advance written notice is required; and provided, further, that no communication, statement or announcement shall be considered to constitute notice of termination of the Participant’s employment unless it is in writing and specifically recites that it is a notice of termination for purposes of this Plan.

7.    Severance Payment and Continuation Benefits.

7.1
Severance Payment. Subject to the provisions of this Plan, the Company, as severance, shall pay to the Participant an amount (the “Severance Payment”) as determined by the following table, unless determined otherwise by the Administrator in its sole discretion. With respect to Participants who are not part of any group specified in the table below, the Administrator shall determine and notify such Participants of the amount of Severance Payment to which he or she may be entitled, subject to the provisions of this Plan.

Executive Group	Severance Payment
CEO (only in the event of a termination that occurs within two (2) years following a Change in Control)
1. Two and one-half (2 ½) times the Participant’s Base Salary.

2. Two and one-half (2 ½) times the Reference Bonus.

3. Two and one-half (2 ½) times six percent (6%) of the Participant’s Base Salary (to compensate the Participant for Company contributions he or she otherwise might have received under the Company’s retirement plan)

CEO (except as provided above), President and COO, Executive Vice Presidents
1. Two (2) times the Participant’s Base Salary.

2. Two (2) times the Reference Bonus.

3. Two (2) times six percent (6%) of the Participant’s Base Salary (to compensate the Participant for Company contributions he or she otherwise might have received under the Company’s retirement plan)

Business Unit Presidents
1. One and one-half (1 ½) times the Participant’s Base Salary

2. One and one-half (1 ½) times the Reference Bonus

3. One and one-half (1 ½) times six percent (6%) of the Participant’s Base Salary (to compensate the Participant for Company contributions he or she otherwise might have received under the Company’s retirement plan)

Group Executives
1. One (1) times the Participant’s Base Salary

2. One (1) times the Reference Bonus

3. Six percent (6%) of the Participant’s Base Salary (to compensate the Participant for Company contributions he or she otherwise might have received under the Company’s retirement plan)

Subject to Section 9, the Company shall pay such Severance Payment in substantially equal monthly payments over the Severance Period, provided that such payments shall begin no earlier than the end of the Release Revocation Period set forth in Section 8.1.

(a)
As a condition of receiving the Severance Payment, the Participant shall remain employed in good standing until the earlier of (a) the termination date specified in the notice of termination provided for in Section 6, or (b) for so long as his or her services are required by the Company. With the mutual agreement of the Participant and the Company, the Participant may remain employed beyond the period described in the preceding sentence.

(b)
If Cause (other than pursuant to Section 4.1(c) hereof) is determined to have existed during the Participant’s employment, and such determination is made within two (2) years following his or her termination of employment, the Company reserves the right to recoup any Severance Payment paid to the Participant.

7.2
Continuation Benefits. Subject to the provisions of this Plan, the Participant shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan), and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms, and to the extent that such programs and plans are maintained by the Company, for the shorter of (x) the Severance Period or (y) eighteen (18) months following the date of the Participant’s termination of employment (the “Benefit Continuation Period”); provided, however, that the Participant pays the full cost of his coverage under such plans, except that the Participant shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of the Participant under COBRA, on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that the Participant is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period. The Participant shall be reimbursed by the Company, on an after-tax basis, for the cost of the Continuation Benefits (except that the reimbursement for his or her required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan).

8.    Release; Participation Agreement.

8.1
Release. A Participant shall only be entitled to receive the Severance Payment if he or she shall have executed and delivered (and, if applicable, not revoked) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form satisfactory to the Company in the Company’s sole discretion (the “Release”), and such shall be in full force and effect. The form of Release shall be delivered to the Participant by the Company at the time of, or within fifteen days (15) days after, the termination of the Participant’s employment. From the date of delivery of the form of Release to the Participant by the Company, the Participant shall have a minimum of twenty-one (21) and a maximum of forty-five (45) days, as set forth therein, to review and execute the Release and deliver it to the Company. If required by law in order for the Release to become fully effective, the Participant shall be given the opportunity to revoke all or a portion the Release within seven (7) days after execution and delivery thereof (the “Release Revocation Period”). Should the Participant revoke all or any portion of the Release within any such revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release.

8.2
Participation Agreement. No Eligible Executive shall be designated as a Participant, and no Participant shall be entitled to receive the Severance Payment, unless he or she shall have executed and delivered the Participation Agreement, and such shall be in full force and effect. The Participant Agreement shall terminate without further action of the Company or a Participant if, prior to the termination of the Participant’s employment with the Company, the Participant ceases to be designated as a participant in the Plan.

8.3
Breach of Participation Agreement. If a Participant breaches any provision of the Participation Agreement or the Release, the Administrator may determine that he or she (i) will forfeit any unpaid portion of the Severance Payment and (ii) will repay to the Company any portion of the Severance Payment previously paid to him or her.

9.	Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with Section
409A of the Code, and the provisions of this Plan shall be interpreted such that the payments and benefits provided are either not subject to Section 409A or are in compliance with Section 409A. It is also intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 9 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.

9.1
Anything in the Plan to the contrary notwithstanding, each payment of Severance Payment made to a Participant who shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

9.2
Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s termination of employment and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the first day of the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).

9.3
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in- kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

10.	Withholding. The Company shall be entitled to withhold from payments to or on behalf of the Participant any amount of tax or other withholding required by law.

11.	Governing Law. This Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

12.
Effect on Other Plans. This Plan supersedes in all respects any prior severance or termination benefit plan or policy of the Company that apply to Participants. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.

13.
Amendment and Modification of Plan. This Plan may be modified, amended or terminated at any time by the Administrator without notice to Participants. Notwithstanding the foregoing, for a period of two (2) years following a Change in Control, the Plan may not be discontinued, terminated or amended in such a manner that decreases the Severance Payment payable to any

Participant or that makes any provision less favorable for any Participant without the consent of the Participant.

14.
No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

15.    Effective Date. This Plan shall become effective as of the date of adoption by the Board.

EXHIBIT A
PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) dated __ is by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and [ __] (“Executive”).

WHEREAS, Executive has accepted employment in a senior position with the Company and is a participant in the Company’s Executive Severance Plan (the “Severance Plan”); and

WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and

WHEREAS, Executive agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bond thereby, the parties agree as follows.

1. Executive has been informed and is aware that the execution of this Agreement is a necessary term and condition of the Employee’s employment, continued employment or receipt of severance payment.

2. While employed by the Company and at all times thereafter, Executive will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company), any secret or confidential information regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive’s employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.

3. In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of one (1) year thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries. Notwithstanding the foregoing, if the Severance Plan is discontinued, terminated or amended in such a manner that materially decreases the severance payment payable to Executive or that makes any provision materially less favorable for Executive without the consent of Executive, the restrictions set forth in this paragraph 3 shall not apply to Executive.

4. In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of two (2) years thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5. For purposes of this Participation Agreement, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or its subsidiaries as a part of the business of the Company or its subsidiaries within the same geographic area in which the Company or its subsidiaries effects such sales or dealings or renders such services. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6. Executive agrees that he will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

7. Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

8. Executive agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his ability to earn a living or otherwise to meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Participation Agreement would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Participation Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under his employment agreement with the Company (if any) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

9. Executive acknowledges and agrees that cash and equity incentive compensation paid in connection with this employment and any payments of severance after the termination of Executive’s employment shall be subject to cancellation and recoupment by the Company, and shall be repaid by Executive to the Company, to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto.

10. No waiver or modification of all or any part of this Agreement will be effective unless set forth in a written document signed by both the Company and Executive expressly indicating their intention to waive or modify the specified provisions of this Agreement. If the Company chooses not to enforce its rights in the event Executive breaches some or all of the terms of this Agreement, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Executive of this Agreement, regardless of whether the breach is of a similar nature or not.

11. This Agreement accurately sets forth and entirely sets forth the understandings reached between Executive and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, they are specifically superseded by this Agreement and have no effect. This Agreement is binding on Executive and the Company, and our respective successors, assigns and representatives. This Agreement shall terminate without further action of the parties if, prior to the termination of Executive’s employment with the Company, Executive ceases to be designated as a participant in the Severance Plan.

12. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, without reference to rules relating to conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and the Company and Executive have executed this
Agreement on the date(s) noted next to their respective signatures.

PEABODY ENERGY CORPORATION

By: _______________________________
Name:
Title:
Date:

EXECUTIVE

__________________________________________

Date:

4